UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

April 1, 2011

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on Thursday, May 12, 2011, at the Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, beginning at 2:00 P.M.

At the meeting, you will be asked to elect three directors, ratify the appointment of our independent auditors, and provide the Board with your advisory votes on the Company’s executive compensation program and the frequency that you would like to have this vote. In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement, which you are urged to carefully read.

It is important that your shares are represented and voted at the meeting, regardless of the number you own or whether you attend. Accordingly, please vote by mail, telephone, or internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. Please call 1-800-428-3985, Extension 3015, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the proxy statement and available on the Company’s Web site. Your Board and executive officers look forward to personally meeting you.

Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to certain shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials will be mailed to some of our shareholders on or about April 1, 2011. These shareholders will have the ability to access the proxy materials on a Web site referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the notice. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.

Your interest and participation in the affairs of the Company are appreciated.

Sincerely,

Eric W. Thornburg
Chairman

CONNECTICUT WATER SERVICE, INC.

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT

May 12, 2011

The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 12, 2011, at the Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, for the following purposes:

1.	The election of the three nominees for the Board;

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP, as our independent auditors for the fiscal year ending December 31, 2011;

3.	The non-binding advisory resolution regarding approval of the compensation of our named executive officers;

4.	The advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting.

Only holders of the Company’s common stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 15, 2011 are entitled to vote at this meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

Kristen A. Johnson
Vice President, Human Resources and Corporate Secretary

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.

YOU CAN VOTE IN ONE OF THREE WAYS:

1.	use the toll-free number on your Notice of Internet Availability of Proxy Materials (NOIA) or proxy card to vote by phone;

2.	visit the Web site noted on your NOIA or proxy card to vote via the Internet; or

3.	if you received a paper copy of the proxy card by mail or printed a copy from the Web site, sign, date and return your proxy card in the enclosed postage-paid envelope to vote by mail.

Shareholders are invited to visit the Corporate Governance section of our
Web site at http://www.ctwater.com

and the following Web site until 11:59 P.M. on May 11, 2011: www.proxyvote.com.  (Shareholders will need the 12 digit control number from the proxy card or NOIA to view proxy materials at www.proxyvote.com)

General Information and Voting of Shares	1
Frequently Asked Questions	1
PROPOSAL (1) — THE ELECTION OF THE THREE NOMINEES FOR THE BOARD	5
Class II — Nominees for Election at the Meeting Whose Terms Expire in 2014	6
Class III — Directors Continuing in Office Whose Terms Expire in 2012	7
Class I — Directors Continuing in Office Whose Terms Expire in 2013	8
CORPORATE GOVERNANCE	9
Board Leadership Structure	9
Board Role in Risk Oversight	9
Board Independence	10
Board Committee and Responsibilities	10
Board Committee Membership and Functions	11
The Board Nomination Process	12
The 2010 Nomination Process	12
Shareholder Recommendations	12
Mandatory Retirement	13
Minimum Stock Ownership	13
Communications with Directors	13
Certain Relationships and Related Person Transactions	13
Practices and Policies for Review and Approval of Related Persons Transactions	13
Code of Conduct	14
Director Compensation	14
Compensation Committee Interlocks and Insider Participation	16
Security Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Other Security Holders	17
AUDIT COMMITTEE REPORT	18
PROPOSAL (2) — THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP	18
Independent Registered Public Accountant’s Fees and Services	18
Audit Fees	19
Audit Related Fees	19
All Other Fees	19
EXECUTIVE COMPENSATION	20
Equity Compensation Plan Information	20
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION COMMITTEE REPORT	40
Risk Assessment	41
ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	42
2010 Summary Compensation Table	42
Grants of Plan-Based Awards for 2010	44
Outstanding Equity Awards at Fiscal Year-End 2010	44
Material Features of Equity Based Awards	45
2010 Option Exercises and Stock Vested	45
Change-in-Control Agreements	46
Post-Termination Payments and Benefits	47
Pension Benefits Table for 2010	52
Retirement Plans	52
Non-qualified Deferred Compensation Table for 2010	53
PROPOSAL (3) — THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	54
PROPOSAL (4) — THE ADVISORY VOTE REGARDING THE FREQUENCY FOR THE NON-BINDING SHAREHOLDER VOTE REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	55
Other Matters	56
Householding of Annual Meeting Materials	56
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS	56
Directions to the Water’s Edge Resort and Spa	Back Cover

CONNECTICUT WATER SERVICE, INC.

PROXY STATEMENT
2011 ANNUAL MEETING OF SHAREHOLDERS

General Information and Voting of Shares

This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, at 2:00 P.M., on May 12, 2011. In that regard, a Notice of Internet Availability or this Proxy Statement, the Company’s 2010 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being mailed to shareholders on or about April 1, 2011. In addition to this solicitation by mail and the Internet, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $5,750 plus expenses, which will be paid by the Company.

Under rules adopted in 2007 by the U.S. Securities and Exchange Commission (“SEC”), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials (“NOIA”) by mail, rather than mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions in the NOIA.

We are mailing either our NOIA or a full set of our printed proxy materials to shareholders of record on or about April 1, 2011. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com, which is the Web site referred to in the NOIA. These proxy materials will be available free of charge.

Frequently Asked Questions

What is the purpose of the Annual Meeting of Shareholders?

Shareholders are asked to consider and vote upon:

1.	The election of the three nominees for the Board;

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP, as our independent auditors for the fiscal year ending December 31, 2011;

3.	The non-binding advisory resolution regarding approval of the compensation of our named executive officers;

4.	The advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting.

How is a quorum determined for the Annual Meeting?

Under Connecticut law, holders of our Common Stock and Preferred Stock — Series A may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2, 3, & 4, a majority of the votes entitled to be cast on each matter by holders of our Common Stock and Preferred Stock — Series A will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock and Preferred Stock — Series A held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock and Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Who is entitled to vote?

Holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2011, the Company had outstanding 8,703,295 shares of Common Stock, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.

What is the difference between holding shares as a shareholder of record and in “street name”?

About four-fifths of Connecticut Water’s shareholders hold their shares in “street name”. “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.

Shareholder of record — If your shares are registered directly in your name with our transfer agent, the Registrar and Transfer Company, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by an agent on behalf of Connecticut Water. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.

Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or their own form of NOIA, for you to use in directing your broker or nominee on how to vote your shares.

How do I vote?

Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:

(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the Web site listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card or voting instruction card and the Web site.

(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or proxy instruction card and follow the voice prompts.

(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials following instructions on the notice.

(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

Can I change my vote?

Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

How is my vote counted?

If you are a registered shareholder and you vote on a director nominee or the ratification of our independent registered public accountants by selecting one of the options available on the proxy card or via Internet and telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or the ratification of our independent registered public accountants then your vote will be counted FOR that director nominee or FOR the ratification of our independent registered public accountants.

What is a broker non-vote?

If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any Proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. Important Information for 2011: There is an important change this year regarding broker non-votes and votes on executive compensation and certain other matters including new “Say-on-Pay” and “Say When on Pay” votes. This rule change, which was made effective through the new Dodd-Frank legislation, follows similar treatment of broker non-votes for director elections implemented for the 2010 proxy season. These rules do not permit brokers to vote in the advisory votes for executive compensation and the frequency of future advisory votes for executive compensation if the broker has not received instructions from its customer, the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on the election of directors, the new advisory votes on executive compensation, and the new advisory vote on the frequency of the executive compensation advisory vote. We recommend that you contact your broker to assure that your shares will be properly voted.

Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly.

How will abstentions and broker non-votes be counted?

Broker non-votes and proxies marked to abstain or withhold from voting with respect to any proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such proposal and, therefore, will not affect the outcome of the voting with regard to any proposal.

What vote is needed to elect the three directors?

Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.

What vote is needed to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2011?

The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What vote is needed to approve the non-binding advisory resolution regarding the compensation of our Named Executive Officers?

Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

What vote is required to approve the non-binding advisory vote on the frequency of the executive compensation vote and how will the Board interpret any other voting result?

With respect to Proposal No. 4, the advisory vote on the frequency of the executive compensation vote, you may vote as follows: every one year, every two years, every three years, or you may abstain from voting. If you abstain from voting, the abstention will have no effect on the outcome of the vote on this Proposal.

Under Connecticut law, the approval of the advisory vote on the frequency of the executive compensation vote requires that the votes cast in favor of the proposal exceed the votes cast against the Proposal. If, however, none of the frequency choices receives sufficient votes for approval under the state law voting requirement, the frequency choice that receives the most votes will be considered by the Board to be the expression of the Company’s shareholders as to their preference and will be taken into account by the Board in making its determination as to the frequency of future advisory votes on executive compensation.

What are the voting recommendations of the Board?

For the reasons set forth in more detail later in this Proxy Statement, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR THE ELECTION OF THE THREE NOMINEES FOR THE BOARD;

2.	FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP, AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011;

3.	FOR THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND

4.	FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR FUTURE PERIODIC ADVISORY VOTES ON EXECUTIVE COMPENSATION.

The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these proposals and the notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.

When and how will the voting results be published?

We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF THE THREE NOMINEES FOR THE BOARD

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings. During 2010, the Board consisted of nine persons.

The Corporate Governance Committee recommended, and the Board selected, the three nominees listed below for election; Ms. Mary Ann Hanley, Mr. Mark G. Kachur, and Mr. David A. Lentini. All are Class II directors whose current terms expire at the 2011 Annual Meeting. If elected, each nominee will serve a three-year term of office that will expire at the annual meeting of shareholders in 2014. Each of Ms. Hanley and Messrs. Kachur and Lentini have consented to being named in this proxy statement and will serve as directors, if elected. Of the remaining directors, the Class III terms of Directors Thibdaue, Wallace, and Wilbur will expire in 2012. The Class I terms of Directors Hunt, Reeds and Thornburg will expire in 2013. The Board has fixed the number of directorships for the ensuing year at nine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of director nominees Hanley, Kachur, and Lentini. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2011.

Class II — Nominees for Election at this Annual Meeting whose terms will expire in 2014
(age at 2011 Annual Meeting)

Mary Ann Hanley, age 54, has been a director since 1999. She is Assistant to the President of St. Francis Hospital and Medical Center and Director of The Valencia Society, the endowment fund for the hospital. She is the Governor’s policy advisor for workforce development. From January 1995 to February 1998, she was legal counsel to the Governor’s Office, State of Connecticut. Ms. Hanley’s experience as legal counsel and advisor to the Governor’s Office of the State of Connecticut gives her expertise on the inner workings of Connecticut’s state government.

Mark G. Kachur, age 67, has been a director since 2002. He served as Chairman and Chief Executive Officer of CUNO, Inc. (filter manufacturer) from November 1999 until his retirement in February 2006. Mr. Kachur’s experience as the chief executive officer of a filter manufacturing firm provides him with a valuable insight into water treatment technologies, capital markets, and executive leadership.

David A. Lentini, age 64, has been a director since 2001. He currently is Chairman and Chief Executive Officer of The Connecticut Bank and Trust Company. He is a member of the Board of Directors of the Federal Reserve Bank of Boston and he also serves on the Board of Cooper-Atkins Corporation. He serves as a director of St. Francis Hospital and Medical Center and is Chairman of the Board of the Renbrook School. Mr. Lentini’s experience as a bank Chief Executive Officer and director of the Federal Reserve Bank of Boston provides him with valuable knowledge of finance, executive leadership, employee and customer satisfaction, and capital markets.

Class III — Directors continuing in office whose terms expire in 2012
(age at 2011 Annual Meeting)

Lisa J. Thibdaue, age 58, has been a director since 2000. She was named the Vice President, Regulatory and Government Affairs at Northeast Utilities in January 1998 and has served as Vice President, Regulatory and Governmental Affairs at Northeast Utilities between 2005 and 2009. In August 2009 she was named Vice President, Rates and Regulatory at Northeast Utilities. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. She is also on the Advisory Board of Michigan State University Institute of Public Utilities. Ms. Thibdaue’s more than 12 years experience in rates and regulatory matters, including direct involvement with Connecticut Office of Consumer Counsel and the Department of Public Utility Control (DPUC), at a regulated electric utility in Connecticut provides her with extensive knowledge of the Company’s regulatory environment.

Carol P. Wallace, age 56, has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Zygo Corporation and Sandstone Group, LLC, Milwaukee, WI, and she serves as a President of the Connecticut Technical High School System Foundation Board, and is a director of the Connecticut Development Authority. Ms. Wallace’s more than 15 years experience as Chief Executive Officer of a manufacturing firm with global sales gives her skills in executive leadership, including financial management, business strategy, financial accounting, and customer and employee satisfaction.

Donald B. Wilbur, age 69, has been a director since 1993. He was formerly the Chairman of the Board for Liberty Bank in Middletown where he served as a director for 15 years until April 2008. He also was the Chairman of the Board at Middlesex Hospital where he served as a director for 17 years before retiring in 2005. Mr. Wilbur retired as the Plant Manager of Unilever HPC, USA, a personal products manufacturer, on December 31, 2002, after a 32 year career in personal products manufacturing. Mr. Wilbur’s extensive experience as a previous Director and Chairman provide him with a broad knowledge of board leadership and corporate/board governance.

Class I — Directors continuing in office whose terms expire in 2013
(age at 2011 Annual Meeting)

Heather Hunt, age 45, has been a director since 2006. She has been Executive Director of the New England States’ Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney with a regulatory law practice in Stratford, Connecticut. Previously, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation from January 2001 to September 2003. From June 1998 through December 2000, she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately as Vice President. In addition, she served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control (DPUC) from October 1993 through July 1995. Ms. Hunt’s experience as a DPUC commissioner and as an attorney in regulatory affairs at public utilities provides her with extensive experience in utility regulatory matters.

Arthur C. Reeds, age 67, has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving from September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation for nine years prior to his retirement from Cigna in November 1997. Mr. Reed’s experience as a chief executive and chief investment officer provide him with valuable knowledge of capital markets, investments and executive leadership.

Eric W. Thornburg, age 51, has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007 and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water. Mr. Thornburg’s entire career has been in the water utility industry. His experience and day-to-day leadership as Chief Executive Officer at the Company provides him with an intimate knowledge of the industry, the Company and its operations.

With the exception of Ms. Hunt, each director listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (1)

CORPORATE GOVERNANCE

In 2010, the Company’s Board met five times, including one telephonic meeting, and conducted five regular executive sessions of the independent directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities”. In 2010, each director attended 100% of the aggregate number of meetings of the Board and Committees on which he or she served. All directors attended the 2010 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2011 Annual Meeting of Shareholders.

One half-day development session was held for directors in 2010. The session was conducted outside of regular meetings and featured experts from both outside and inside the Company. Directors were not required to attend the development session and were not compensated for attending.

Board Leadership Structure

The Board leadership model consists of a combined Chairman and Chief Executive Officer role, coupled with a strong independent Lead Director. Eric W. Thornburg is the Chairman and Chief Executive Officer, and Donald B. Wilbur is the Lead Director. The Board believes that the Company’s CEO is best suited to serve as Chairman because he is the director most experienced in the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussions on and execution of the Company’s strategy.

The Lead Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making himself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.

Mr. Wilbur will retire, per the age limitation rules in the Company’s Bylaws, at the Annual Meeting in 2012. The Company’s CEO and Corporate Governance Committee are currently in the process of selecting an effective successor for this role.

The Company’s independent directors bring experience, oversight and expertise from outside the company and industry.

The Board believes the combined role of Chairman and Chief Executive Officer, together with a strong independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. The Lead Director is Chair of the Compensation Committee and serves on the Corporate Governance and Corporate Finance and Investments Committees.

Board Role in Risk Oversight

The Board has an active role, as a whole and also at the Committee level, in overseeing and monitoring management of the Company’s risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate Committee receives these reports from the appropriate executive so that it may understand and oversee the strategies to identify, manage and mitigate risks.

When it is a Committee that receives the report, the Chairman of that Committee makes a report on the discussion to the full Board at its next meeting.

The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, legal and regulatory risk and the Company’s compliance with its financial and ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2010, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 41 for further information).

The Governance Committee oversees risks relating to the Company’s corporate governance processes, independence of the Board, potential conflicts of interest and compliance with state and federal laws and regulations relating to corporate governance.

The Corporate Finance and Investments Committee manage risks associated with investments related to the defined benefit, welfare and Supplemental Executive Retirement plans, and merger and acquisition transactions.

The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Board Independence

The Company’s common stock is listed on the NASDAQ Global Select Market. NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company. The Board has determined that Directors Hanley, Hunt, Kachur, Lentini, Reeds, Thibdaue, Wallace, and Wilbur are independent directors under NASDAQ listing standards. Mr. Thornburg, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business. In making the determination that Ms. Hunt is independent under NASDAQ rules, the Board considered the payments ($2,361.16 in 2009 and $2,950.20 in 2010) made by the Company to a law firm at which Ms. Hunt’s husband is an equity partner. These payments relate to a 2008 acquisition transaction that occasionally requires legal attention. At a point in the not distant future, these trailing legal matters will cease.

Board Committees and Responsibilities

The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investment Committees. All Committees have adopted written charters. Copies of these charters are available in the Corporate Governance section on the Company’s website at www.ctwater.com, or by contacting the Company at the address appearing on page 56.

Board Committee Membership and Functions

Corporate
					Corporate	Finance and
Name	Audit		Compensation		Governance	Investments

Ms. Hanley					X *
Ms. Hunt			X		X
Mr. Kachur			X		X	X
Mr. Lentini	X		X			X
Mr. Reeds	X					X *
Ms. Thibdaue	X
Ms. Wallace	X	*	X
Mr. Wilbur			X	*	X	X

*	Chairman

The Audit Committee

In 2010, the Audit Committee met five times, including three telephonic meetings. The Audit Committee appoints, compensates, and oversees the work of the independent registered public accountants of the Company and The Connecticut Water Company, and monitors the Company’s financial reporting process and internal control systems. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of NASDAQ listing standards and SEC rules and also has determined that Carol P. Wallace is a “financial expert” as defined under SEC regulations. The Audit Committee Charter is available in the Corporate Governance section on the Company’s Web site at www.ctwater.com.

The Compensation Committee

In 2010, the Compensation Committee met four times, including two telephonic meetings. The Compensation Committee determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs. The Compensation Committee Charter is available in the Corporate Governance section on the Company’s Web site at www.ctwater.com.

The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Compensation Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program, described within the Compensation Discussion and Analysis on page 30.

In addition, the Compensation Committee receives an annual report from the President/CEO on each individual executive’s historical compensation information; each executive’s performance review; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation.

The Corporate Governance Committee

In 2010, the Corporate Governance Committee met two times, including one telephonic meeting. The Corporate Governance Committee reviews the qualifications and independence standards of director nominees and makes recommendations to the Board, and reviews the overall effectiveness of the Board. The Corporate Governance Committee Charter is available in the Corporate Governance section on the Company’s Web site at www.ctwater.com.

The Corporate Finance and Investments Committee

In 2010, the Corporate Finance and Investments Committee met six times, including three telephonic meetings. The Corporate Finance and Investments Committee reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Plan, the employee Savings Plan (401(k)), the VEBA Trust Fund for retiree medical benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board on financial policy issues and the issuance of securities. The Committee also assists in the evaluation of proposed merger and acquisition transactions. The Corporate Finance and Investments Committee charter is available in the Corporate Governance Section on the Company’s Web site at www.ctwater.com.

The Board Nomination Process

The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that are independent of management and satisfy SEC and NASDAQ requirements and possess qualities such as personal and professional integrity, sound business judgment, and utility, compensation, financial, or political expertise. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. The Corporate Governance Committee does not have a formal policy with respect to considering diversity; however, the Board and Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential director nominees live in the Company’s service regions in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-62a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Corporate Governance Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. The Corporate Governance Committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The 2010 Nomination Process

The Corporate Governance Committee met on September 28, 2010 to consider the renomination of Directors Hanley, Kachur and Lentini, whose terms expire at the 2011 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2011 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described below), were due by January 12, 2011. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to the deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Ms. Hanley, Mr. Kachur and Mr. Lentini should be submitted to shareholders as the Company’s director nominees.

Shareholder Recommendations

The Company’s Bylaws allow nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 14, 2012, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•	a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a proxy statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.

The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he shall state so at the meeting and the nomination will be disregarded.

Mandatory Retirement

Under the Company’s Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70.

Minimum Stock Ownership

On January 27, 2010, the Board increased minimum stock ownership for each Board member to at least 2,500 shares of the Company’s common stock. Incumbent directors have until the date of the Annual Meeting of Shareholders in 2012 to meet the minimum stock ownership requirement. Newly-elected directors will have a reasonable amount of time, as determined by the Committee, to satisfy the minimum stock ownership requirement. All independent directors received an equity award of $10,000 in restricted common stock on May 14, 2010 under the Company’s Performance Stock Program. The shares become unrestricted on the first anniversary of the grant date (May 14, 2011), and count toward the minimum stock ownership requirements. Similar awards were made in 2009.

Communications with Directors

Any shareholder wishing to communicate with a director may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 56, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Certain Relationships and Related Person Transactions

During 2010, the Company paid $1,380,921 to Connecticut Light & Power (CL&P) for electric utility services at rates authorized by the Connecticut Department of Public Utility Control. Ms. Thibdaue is a vice president at Northeast Utilities Service Company, an affiliate of CL&P. Each year the Company engages in a competitive bid process to procure electricity in areas where that process is allowed and other cost effective service is available. The Company believes that the fees paid to CL&P are standard and are not influenced by the relationship it has with its director, Ms. Thibdaue. CL&P made payments of $7,419 to the Company during 2010 for water services at rates authorized by the DPUC.

Practices and Policies for Review and Approval of Related Person Transactions

Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who will report to the Corporate Governance Committee and Board, if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

Under its charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	our relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to us, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•	the importance of the transaction to us.

Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.

Code of Conduct

Annually, employees are sent the Company’s Code of Conduct. Thereafter, each employee acknowledges their understanding and compliance with the code, including the establishment of a Company hotline for reporting Code of Conduct violations. To date, the Company hotline has received no reports of conduct violations. In addition to the Code of Conduct, the Board has adopted an additional Code of Conduct as a result of the Sarbanes-Oxley Act of 2002.

The Board promotes honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company; and compliance with applicable governmental laws and regulations and the Company’s own governing documents.

The public can access the Company’s Code of Conduct, updated in November of 2010, on the Company’s Web site (www.ctwater.com) or by contacting the Company at the address appearing on page 56.

Director Compensation

Since the Boards of Directors of the Company and The Connecticut Water Company are identical, regular meetings of each are generally held on the same day.

In late 2009, the Compensation Committee approved an increase in compensation for the Board, ratified by the Board in early 2010, to increase Board member annual retainers from $8,000 to $12,000, which are paid in quarterly installments. As in 2009, each Committee Chairman was paid an additional retainer of $2,000 in quarterly installments, other than the Audit Committee Chair who received $4,000 and the Lead Director who received an additional $15,000 retainer. Board and Committee meeting fees were increased by $300 and $200 respectively to $1,000 for regular meetings; and the special meeting fee was increased by $100, to $1,000; whether the directors participate in person or by phone, other than the Audit Committee which has a $1,200 per meeting fee. There were no special meetings of the Board held in 2010. The Compensation Committee held one special telephonic meeting and the Corporate Finance and Investments Committee held three special telephonic meetings in 2010. Audit Committee members who participate in scheduled committee telephone conference calls were paid $600 per call and other Committees were paid $500 per call. On May 14, 2010, independent members of the Board were awarded

$10,000 in restricted common stock that will become unrestricted on May 14, 2011. It is anticipated that similar restricted awards may be made in future years.

The table below summarizes the compensation paid by the Company to its directors during the fiscal year-ended December 31, 2010.

					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or Paid in	Stock		Non-Equity	Deferred
	Cash in	Awards	Option	Incentive Plan	Compensation	All Other
Directors	2010	$(1)	Awards	Compensation	Earnings	Compensation	Total

M. Hanley	$18,700	$10,000	0	0	0	0	$28,700
H. Hunt	$19,000	$10,000	0	0	0	0	$29,000
M. G. Kachur	$23,800	$10,000	0	0	0	0	$33,800
D. A. Lentini	$26,100	$10,000	0	0	0	0	$36,100
A. C. Reeds	$25,800	$10,000	0	0	0	0	$35,800
L. J. Thibdaue	$19,000	$10,000	0	0	0	0	$29,000
E. W. Thornburg(2)	$0	0	0	0	0	0	$0
C. P. Wallace	$24,800	$10,000	0	0	0	0	$34,800
D. B. Wilbur	$37,050	$10,000	0	0	0	0	$47,050

(1)	All independent directors received an equity award of $10,000 in restricted common stock on May 14, 2010, totaling 443 unvested restricted shares per independent director. The median of the low and high price of the Company’s common stock was $22.59 on the day prior to the grant date. The shares awarded become unrestricted on the first anniversary of the grant date, May 14, 2011.

(2)	Mr. Thornburg is not compensated for his board service.

Every three years, the Compensation Committee conducts a review of the Board’s compensation. In 2009, the Compensation Committee retained Thomas E. Shea & Associates, an independent compensation consultant, to review current compensation arrangements for Board members and compare them to Board compensation practices of the Company’s peer water companies and certain other utility companies. The review conducted by Thomas E. Shea & Associates generally found that the Company’s total and equity based compensation for directors was below those of its principal competitors and comparable companies, and the Committee determined that an increase in compensation to Board members in 2010 was necessary and appropriate. There have now been two changes since the 2009 study.

On December 7, 2010, the Compensation Committee authorized an increase in directors’ compensation, which was reported to the Board on January 27, 2011, and which became effective as of January 1, 2011. These changes were made to reflect market compensation for unscheduled committee conference calls. After that date, the Board and Committee meeting fees (excluding Audit Committee) will be $1,000 for regular and special meetings; whether the directors participate in person or by phone. The Audit Committee meeting fee will be $1,200 for regular meetings; whether the directors participate in person or by phone. Committee members (excluding Audit Committee) who participate in scheduled telephone conference calls will be paid $1,000 per call. Audit Committee members who participate in scheduled telephone conference calls will be paid $1,200 per call. Each Board member will be paid an annual retainer of $12,000 in quarterly installments. Committee Chairmen (excluding the Audit Committee) will be paid an additional annual retainer of $2,000 in quarterly installments. The Chairman of the Audit Committee will be paid an additional annual retainer of $4,000 in quarterly installments. The Lead Director will be paid an additional annual retainer of $15,000 in quarterly installments.

Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until after retiring as directors. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation was amended and restated to comply with Section 409A of the Internal Revenue

Code (IRC). As a result, any director who retires after January 1, 2008 receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. One of the Company’s retired directors is currently receiving annual payments under the Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee during 2010 (Directors Hunt, Kachur, Lentini, Wallace, or Wilbur) served as an officer or employee of the Company or any of its subsidiaries during the year. During 2010, no executive officer of the Company served as a director or as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company, or who served on the Board’s Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s common stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 15, 2011 and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

	Total Amount of
	Common Stock	Percent of Common
Name of Beneficial Owners	Beneficially Owned	Stock Outstanding

David C. Benoit(1)	39,457	**
Mary Ann Hanley*(2)	2,824	**
Heather Hunt*(2)	2,113	**
Kristen A. Johnson(3)	4,774	**
Mark G. Kachur*(2)	1,672	**
David A. Lentini*(2)	3,472	**
Thomas R. Marston(4)	14,047	**
Terrance P. O’Neill(5)	32,977	**
Arthur C. Reeds*(2)	2,974	**
Lisa J. Thibdaue*(2)	2,174	**
Eric W. Thornburg(6)	74,445	**
Carol P. Wallace*(2)	2,144	**
Maureen P. Westbrook(7)	35,655	**
Donald B. Wilbur*(2),(8)	6,920	**
Total Directors, Nominees, and Named Executive Officers (13 persons) As a Group	211,601	2.43%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water Service, Inc.

*	denotes non-employee Director

**	indicates ownership of less than 1% of the class of securities

(1)	Includes 1,343 shares of restricted stock, 15,643 performance share units (3,858 of these units are restricted), and 15,934 exercisable stock options under the Company’s Performance Stock Program (PSP), and 6,537 directly-owned shares.

(2)	Includes 443 shares of restricted stock under the Company’s PSP.

(3)	Includes 4,774 performance share units (2,654 of these units are restricted).

(4)	Mr. Marston separated service as of September 10, 2010, and his beneficial ownership does not appear in the totals.

(5)	Includes 596 shares of restricted stock, 13,718 performance share units (5,298 of these units are restricted), 14,050 exercisable stock options under the Company’s PSP, and 4,613 directly-owned shares.

(6)	Includes 901 shares of restricted stock, 54,826 performance share units (45,378 of these units are restricted) under the Company’s PSP, and 18,718 directly-owned shares.

(7)	Includes 1,310 shares of restricted stock, 12,029 performance share units (3,619 of these units are restricted), and 14,050 exercisable stock options under the Company’s PSP, 6,819 directly-owned shares, and 1,447 shares owned in the Company’s 401(k) plan.

(8)	Mr. Wilbur’s spouse owns 2,448 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2010, all reports of transactions by all directors, officers and such beneficial holders were timely filed. In making this statement, the Company has relied on the written representations of its directors, officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.

Other Security Holders

The following table sets forth information as of March 15, 2011 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock or Preferred A Stock of the Company.

		Shares Beneficially	Percent of
Title and Class	Name and Address of Beneficial Holder	Owned	Class

Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	651,526(1)	7.53%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	449,882(2)	5.19%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, North Carolina 27104	2,025(3)	13.5%

(1)	This information is based on a Schedule 13G filed with the SEC on February 2, 2011 by BlackRock, Inc.

(2)	This information is based on a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc.

(3)	This information is based on the records of the Company’s transfer agent, Registrar and Transfer Company.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s audited financial statements for the fiscal year ended December 31, 2010 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed with senior management and PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the audited financial statements, management’s report on the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (AIPCA, Professional Standards, vol. 1, AU sec. 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

•	The Audit Committee received the written disclosures and an independence letter from PricewaterhouseCoopers LLP confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with PricewaterhouseCoopers LLP its independence from the Company, including whether the provision of non-audit services provided by PricewaterhouseCoopers LLP to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE
Carol P. Wallace (Chairman)
David A. Lentini
Lisa J. Thibdaue
Arthur C. Reeds

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (2) — RATIFICATION OF THE APPOINTMENT OF BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2011. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.

Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Registered Public Accountant’s Fees and Services

During fiscal year 2010, the Company retained its independent registered public accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $350,000 for the fiscal year-ended December 31, 2009 and $365,000 for the fiscal year-ended December 31, 2010.

Audit Related Fees

PricewaterhouseCoopers LLP performed audit related professional services as follows:

	2009	2010

Audit of ERISA Plans	$0	0
Accounting Consultation	0	0
Tax Basis Balance Sheet Review	0	0
Form S-3 Registration Statement	0	0
Bond Refinancing	4,700	0

Total	$4,700	$0

All Other Fees

In addition to the services and fees stated above, PricewaterhouseCoopers LLP billed the Company for the following:

	2009	2010

Tax Services Fee(1)	$67,000	$7,500
Out-of Pocket Expenses	$8,800	$10,135

(1)	PricewaterhouseCoopers LLP was engaged by the Company in 2009 to participate in the preparation of the Company’s 2008 state and federal income tax returns. During 2010, the Company prepared the 2009 tax returns in house and PricewaterhouseCoopers LLP reviewed the returns.

In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2009 and 2010 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (2)

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options and vesting of other awards under all of the Company’s existing equity compensation plans as of December 31, 2010. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

	Number of	Weighted	Number of securities
	securities to be	average	remaining available
	issued upon	exercise price	for issuance under
	exercise of	of	equity compensation
	outstanding	outstanding	plans (excluding
	options,	options,	securities
	warrants, and	warrants,	reflected in
	rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	53,674	$27.54	742,990
Equity compensation plans not approved by security holders(2)	0	NA	215,406
Total	53,674	$27.54	958,396	(3)

(1)	Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002 and the 2004 Performance Stock Program, approved by shareholders on April 23, 2004.

(2)	Includes the Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), amended and restated as of December 19, 2008. Under the Plan, customers and employees of the Company and holders of common stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of common stock and may also make optional cash payments of up to $1,000 per month to purchase additional shares of common stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. The 1,500,000 shares reserved for the Plan through Form S-3 registrations prior to 2008 expired on December 1, 2008. On December 19, 2008, a new Form S-3 Registration Statement filed with the SEC became effective that registered 346,066 shares for the Plan. In 2010, 57,748 shares were issued through the Plan. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

(3)	Revised to reflect all shares previously reserved by the Company’s Board and shares resulting from the Company’s 1998 and 2001 3-for-2 stock splits.

COMPENSATION DISCUSSION AND ANALYSIS

At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders and customers.

In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return performance to the NEO’s total compensation. Later in this proxy statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our Named Executive Officers (NEOs) in 2010, Chairman and Chief Executive Officer (CEO), Mr. Eric W. Thornburg; Vice President, Finance and Chief Financial Officer (CFO),

Mr. David C. Benoit; Mr. Thomas R. Marston who served as our Vice President, Business Development, until September, 2010; Mr. Terrance P. O’Neill, Vice President, Service Delivery; Ms. Maureen P. Westbrook, Vice President, Customer and Regulatory Affairs; and Ms. Kristen A. Johnson our Vice President, Human Resources and Corporate Secretary.

The compensation for these individuals is listed in tables found in the CD&A and in the Executive Compensation sections of this Proxy Statement.

OUR BUSINESS IN FISCAL 2010

Following are highlights of the Company’s financial performance in 2010:

•	Net Income and Earnings per Share exceeded the Company’s expected performance and were $9.8 million, and $1.14, due to careful planning and execution of specific actions following the Company’s rate order in July 2010;

•	The Company’s stock performance, inclusive of dividends for the year represented a 17.2% Total Shareholder Return (TSR), ranking the Company at the 50th percentile of our peers;

•	The Company’s long-term performance has been exceptional, with three-year average annual TSR at 9.9% which ranks first among peers; and

•	TSR for the cumulative five-year period 2006-2010 is also exceptional at 37.5%, exceeding both the S&P 500 Utilities Index and the S&P 500 Index, as reported in our 2010 Form 10-K. Connecticut Water Service’s performance against this metric was surpassed by only one peer that experienced extraordinary circumstances as a result of a long-term lawsuit settled in 2010 and will not be considered part of this peer group in 2011.

The following table displays the 2010 TSR of our publicly traded Water Utility Peer Group. For a listing of companies in our utility peer group, Please refer to page 31 of the CD&A.

(1)	American Water Works was not used in the three and five year total shareholder value added comparisons (charts on pages 23 and 24) as it was not a publicly traded company for the full period.

The following chart documents the Company’s average annual three-year TSR as compared to the Water Utility Peer Group, showing its performance of 9.9%:

The following table graphically depicts the cumulative five-year TSR for the publicly traded Water Utility Peer Group for the period ended December 2010:

Developments in our Executive Compensation Program for Fiscal Year 2010

During fiscal year 2008, the Compensation Committee (for purposes of this CD&A, the “Committee”) undertook a strategic review of the Company’s executive compensation practices to ensure that our plans and practices were competitive, supportive of the goals of the organization and in keeping with the best interests of our shareholders. As a result of that review and further discussion in December of 2009, the Committee took the following actions with regard to the executive compensation program for fiscal year 2010:

•	approved a two percent increase to salary ranges to keep our salary administration programs aligned with market trends and provided modest salary increases to our NEOs; and

•	approved target incentive award opportunities for 2010 through the 2004 Performance Stock Plan (the “PSP”).

The Committee also met in December of 2010 and made the following modifications to executive compensation plans for fiscal year 2011:

•	approved a two percent increase to NEO salary ranges to keep our salary administration programs aligned with market trends;

•	approved new annual and long-term incentive metrics through the PSP to provide improved differentiation between the two plan elements and to continue to enhance alignment to shareholder interests.

For fiscal year 2011, the Committee also:

•	approved a new Non-Officer Incentive Compensation Plan for fiscal year 2011, which we refer to as the 2011 NOICP, relating to annual cash incentive awards for non-officer employees of the Company. This plan is further discussed in our Risk Analysis disclosure on page 41.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the following table and is intended to align executive officer’s compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to the Company’s attaining earnings per share targets as well as to other performance factors measuring our progress toward the goals of our long-term strategic and business plans.

We are pleased to share with you that in 2010, the Company’s three-year average annual TSR, the highest among our peer group, was 9.9%, and its cumulative five-year TSR was 37.5% as detailed in the charts on pages 23 and 24, while NEO compensation was at the market median of that same peer group as measured by our 2008 executive compensation benchmarking study, time adjusted.

We believe that this exceptional market performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.

The Company wants its NEOs and employees to balance the risks and related opportunities inherent in its industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information please see the Risk Assessment on page 41.

A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy Component	Rational/Commentary	Pay Element

Compensation should reinforce business objectives and values.	One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals.	All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits).

Philosophy Component	Rational/Commentary	Pay Element

A significant amount of compensation for NEOs should be based on performance.	Risk appropriate, performance-based pay aligns the interest of management with the Company’s shareholders. Pay for a top executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.	Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash).

Compensation should be competitive.	The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program.	All elements.

Key talent should be retained.	In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.	Equity-linked annual and long-term incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements, change-in-control provisions.

Compensation should align interests of executives with shareholders and customers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers.	Equity-linked annual and long-term incentive compensation.

Elements of Total Compensation

Executive Summary

We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and,

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.

Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis as well as for the future.

The value of annual incentives is directly linked to specific financial goals such as earnings per share, customer growth and other specific individual objectives, such as customer and employee satisfaction defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan helps to mitigate the potential risk that an executive might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan.

Long-term incentive awards are provided to executive officers in three forms: restricted stock, performance stock and performance cash and each, vest over a three-year period since 2008. This vesting target is reviewed by the Committee at the beginning of each three-year performance period.

To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant page 30) every three years, or as needed, to provide the Committee comparative performance and pay data based upon a sample of publicly-traded utilities (page 31). The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In addition to the peer utility group compensation data, the Consultant selects certain well known and respected published surveys on executive compensation and includes that data, where appropriate, to provide a well defined review.

In general, it is the intent of the Committee to have individual base salaries fall within a plus or minus range of 25% from the market median data established by the independent consultant. Variations within the plus or minus 25% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a cap, currently 120% of target.

Discussion of Specific Elements of Compensation

Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:

Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•	Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year.

•	Annual Incentive Plan — Annual incentive compensation is awarded through the PSP. The form of these annual awards includes restricted stock with voluntary deferral opportunities into performance shares and/or cash units. Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•	Long-Term Incentive Awards — Long-term performance-based awards (long-term awards) from the 2004 PSP are awarded in the same form as the annual awards (stock option grants are permissible under the 2004 PSP as approved by shareholders, however, no options have been granted since 2003). Long-term awards vest over three years as described further below. These awards are granted to retain executives, build executive ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods. During 2010, we used the following equity instruments:

LONG-TERM
INSTRUMENT	OBJECTIVE

Restricted Stock Units (RSUs)	Encourage retention and provide alignment with shareholders as value received will be consistent with return to shareholders.

Performance Shares	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.

Performance Cash	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.

Other Elements of Total Compensation

•	Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental and vision benefits and life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg a supplemental long-term disability policy in 2008, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide a benefit equal to 60% of his compensation in the event that he becomes disabled. Each of our executive officers is entitled to these benefits except for the supplemental long-term disability policy, on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy. In accordance with Company policy, each NEO reimburses the Company for mileage used on Company automobiles for personal use, at rates determined by applicable Internal Revenue Service (IRS) guidelines. Accordingly, under SEC rules, this personal automobile use is not considered a perquisite by the Company.

•	Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current IRS regulations. More information on these retirement related plans may be found on page 52. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•	Employment Agreements and Change-in-Control Severance Plans — The Company has entered into employment agreements with each of its NEOs other than Mr. Marston and certain other executives in key roles. The change-in-control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change of control. These agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Contracts also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the employment agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, the agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control agreements, except those agreements with Messrs. Thornburg, Benoit, O’Neill and Ms. Westbrook, limit the amount of the payments that may be made under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”). Specifically, these agreements, including Ms. Johnson’s agreement, do not provide for a Section 280G “gross up” in the event that payments exceed the IRS’ limitation as stated previously. The agreements with Messrs. Thornburg, Benoit, O’Neill and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 40. Payments under Messrs. Thornburg, Benoit, O’Neill and Mesdames Johnson and Westbrook’s agreements are, however, contingent on their agreement to a 24-month non-compete agreement following termination of employment. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on page 46, are consistent with generally accepted practices in the market of publicly traded companies. The Company has no formal change-in-control or severance policy. However, as noted here, individual employment agreements generally have provisions related to both change-in-control and severance.

•	Other Compensation — The Company provides matching and/or non-elective contributions to the Company Savings Plans and executive deferral in recognition of service and contributions to the Company. All employees, including NEOs, may participate in the Savings Plan of The Connecticut Water Company (401(k)), as amended and restated in March 2010. Effective January 1, 2009, the Company changed its 401(k) plan to meet the requirements of a special IRS safe harbor. Under the provisions of this safe harbor plan the Company makes an automatic, non-elective contribution of 3% of compensation for all eligible employees hired prior to January 1, 2009 and an additional 1.5% non-elective contribution to eligible employees hired after January 1, 2009, even if the employee does not make their own contributions. Executive officers may elect to defer compensation under a non-qualified salary deferral plan. The Company maintains a non-qualified Executive Deferred Compensation Plan and Director Deferred Compensation Plan that allow eligible members of management and the Board to defer a portion of their normal compensation. Management may defer their salary and annual cash incentives under the Executive Deferred Compensation Plan. Deferred amounts are credited interest on a semi-annual basis at an interest rate equal to Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 3%.

•	Other Benefits — As offered to other company employees, disability, life and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

The Role of Management in Compensation Decisions

The Committee and the CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the CEO also discuss the individual goals and desired initiatives for each executive, to determine which goals should be used, and the extent to which performance targets for the previous year have been achieved.

The Committee reviews information provided by its Compensation Consultant and uses that information as a reference point for the components of compensation. The CEO provides input on and makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive adjustments and grants of equity awards under our incentive plans. The Committee approves or modifies the compensation of these executives taking into consideration the CEO’s input and recommendations.

From time to time throughout the year, the CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee competitive data with regard to annual salary range adjustments, merit increase budgets and other information related to best practice and emerging trends on executive compensation matters.

In fiscal 2010, the CEO was present at all of the Committee meetings, and attended the portions of executive sessions as invited by the lead director and as such attended portions of two meetings in 2010. The CEO did provide information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.

The Role of the Compensation Consultant

The Committee retains a compensation consultant every three years, or as needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation review was performed in 2008 when the Committee engaged the services of Thomas E. Shea of TES & Associates, hereafter the “Consultant”. In 2008, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, executive benefits and perquisites. The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected and engaged the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chair of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	the Consultant has direct access to the Committee Chair and members of the Committee during and between meetings; and,

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.

In 2011, the Committee again engaged the Consultant to provide an independent review of revised annual and long-term metrics for the 2004 PSP, as selected by the Committee. Additional disclosure on this engagement may be found on pages 34 and 35 in this CD&A.

Consultant Independence

The Committee is solely responsible for engaging, retaining and terminating compensation consultants and determining their terms and conditions, including the fees. The Committee determines whether the compensation consultant’s advice is objective and free from the influence of management. It also closely examines the safeguards and steps the Consultant takes to ensure that its executive compensation consulting services are independent and objective.

Competitive Positioning

In 2008, the Committee reaffirmed a total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 25% of the median of both a peer group of utility comparators and data from selected general industry published surveys. The competitive total annual compensation is determined by an arithmetical average of the Utility Comparator 25th percentile; multiple regression size adjusted data for the utility peer group and published survey data.

The utility peer comparators listed below were independently recommended by the Consultant, and finalized and approved based upon input from the Committee Chairman and the Company’s Chairman, President and CEO. The Committee reviewed proxy statements for the peer group entities which provided philosophy, program design and total direct compensation statistical data for the top five executive officers by rank order of pay. The Committee then approximated the 25th percentile for all three of the criteria. The Committee utilized 25th percentile data as well as multiple regression analysis (with revenue, employees, and number of customers as the independent variables) to adjust the data for size and provide comparisons comparable to the Company’s scope of operations.

Utility Peer Group

The Committee established a utility peer group of the following companies in 2008 and reviews this list at each compensation study for relevance:

American States Water Co. (AWR)	Middlesex Water Co. (MSEX)
American Water Works (AWK)	Pennichuck Corp.(1) (PNNW)
Aqua America (WTR)	SJW Corp. (SJW)
Artesian Resources (ARTNA)	Southwest Water Co.(2)
California Water Service Group (CWT)	UIL Holdings Corp. (UIL)
York Water Co. (YORW)

(1)	Pennichuck was used as a peer in the 2008 study but was not used as a comparator for the 2011 review of incentive plan metrics for the PSP.

(2)	Southwest Water is no longer publicly traded and does not have a ticker symbol.

Published Surveys

The Committee reviewed the following surveys in conjunction with its 2008 executive compensation benchmarking review:

•	Watson Wyatt;

•	The Survey Group Management Compensation Report (New England); and

•	Mercer Executive Benchmark database.

These published surveys were utilized in the 2008 study because executive and officer jobs are typically viewed as part of a broader labor market.

Using the information from this utility peer group and published surveys, the Committee compared each executive officer position to similar positions at other companies. Where there was no similar position, the Committee compared the Company position to a range of positions from the two resources that were the closest matches, and then assigned the Company position to a salary grade.

The Committee used these salary grades to determine the preliminary salary recommendation, the preliminary target incentive award opportunity, and the target long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for salaries, target incentive award levels, and target annual long-term incentive award values for our Executive Officer positions to plus or minus 25% of the median for executives in equivalent positions in the utility peer group and published survey data. The minimum level of each salary grade is set close to the bottom quartile of these groups, while the maximum level is set close to the top quartile of each group.

This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this median figure.

How We Make Compensation Decisions

In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts and take steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum and minimum awards are determined by the Committee taking into consideration guidance from the Consultant. At the conclusion of the year’s performance being measured, the Committee determines for each NEO what portion of the awards was actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have a vesting period that must be satisfied, pre-established goals that must be achieved and a continued employment term of three years.

In the first quarter of each year, the Committee reviews the total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites and other benefits (including retirement, health, and welfare benefits), and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance reviews; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. Every three years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and program. Comparisons have regularly been made to a sample of larger and smaller publicly-traded water company competitors for executive talent, including our Utility Peer Group members. The Consultant also provides recommendations regarding executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. Ernst & Young LLP provided an analysis and recommendation to the Committee on July 31, 2002, Pearl Meyer & Partners provided an analysis and recommendation to the Committee on August 30, 2005 and TES & Associates did so most recently on December 3, 2008. The Compensation Committee intends to engage an independent compensation consultant for these purposes again in 2011, as per their past practice.

The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. Merit pay adjustments become effective on a date determined by the Committee, typically in the first or second quarter of the year. The Committee’s decisions are then reported to and reviewed by the Board.

Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its best business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance share awards discussed later, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation

In 2010, the Committee reviewed base pay amounts and approved a two percent increase to the grade range midpoints for each of the NEOs to maintain the competitiveness of ranges and to recalibrate the long and short-term award opportunities for 2011. The following table illustrates the 2011 grade range midpoints and annual and long-term award opportunities for the NEOs.

	2011 Salary Range Midpoints
		Annual and Long-Term
		Award % at
	Midpoint	Target for 2011

Mr. Thornburg	$381,491	40%
Mr. Benoit	$230,782	25%
Ms. Westbrook	$203,508	20%
Mr. O’Neill	$203,508	20%
Ms. Johnson	$203,508	20%

In 2009, the Committee chose not to increase NEO salaries due to the challenging economic environment. In 2010, the Committee conducted a review of the base pay amounts for each NEO and made adjustments in line with the Company’s merit increase budget, an analysis of competitive executive merit pay data, Company financial performance and the report of the CEO on the individual performance of each of the NEOs and other officers for the most recent performance period.

Overall, the primary reasons for individual variation of salaries from the market median include length of time in the current position and individual performance. Based on the manner in which the Company manages base salaries, it is expected that actual and market salaries will eventually converge. Since annual cash incentive targets and the annualized value of long-term incentive targets are applied to actual base salaries, total compensation levels may similarly differ from market median total compensation levels.

This policy results in a greater percentage of total compensation (excluding benefits) for the NEOs being performance based. The table below shows 2010 total performance-related percentages for the NEOs.

		Performance-Based
			PSP -	Total
	Fixed	PSP-Annual	Long-Term	Performance
	Salary	Incentive	Incentive	Related
NEO’s	(% of Total)	(% of Total)	(% of Total)	(% of Total)

M. Thornburg(1)	100.00%	0.00%	0.00%	0.00%
Mr. Benoit	74.22%	11.95%	13.83%	25.78%
Ms. Westbrook	84.43%	8.39%	7.18%	15.57%
Mr. O’Neill	83.65%	10.16%	6.19%	16.35%
Ms. Johnson	78.59%	11.99%	9.42%	21.41%
Mr. Marston	85.19%	14.81%	0.00%	14.81%

(1)	Mr. Thornburg elected to receive 100% of his award as performance shares. Had he elected cash rather than performance shares, this table would reflect that his combined annual and long-term incentive would account for 44% of his compensation.

Performance Objectives and Annual Incentive Awards Though the PSP

We carefully set annual incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial and strategic goals set at both the Company level and the individual level. In the Fall of each year, based on the CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the target annual incentive award opportunity for each executive salary grade, approves the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.

Threshold, Target and Maximum Award Opportunities

The Committee establishes a threshold, target, and maximum incentive amount for each NEO expressed as a percentage of the salary range midpoint for the annual and long-term awards as detailed in the table below. These amounts were revised for the 2009-2011 plan years based on the advice of the Consultant, the Committee’s evaluation of competitive market data and internal equity and then the salary grade midpoints were adjusted by two percent for 2011 to maintain pace with market compensation growth levels. The PSP is used by the Committee to pay fully competitive annual cash compensation and provide competitive longer-term stock compensation awards when performance against goals matches the target level. The Committee has the authority in determining the amounts of annual and long-term awards, to modify the mathematical results (for example, in a year in that an event beyond management’s control, such as extremely wet conditions, were to decrease revenues and earnings significantly) when the Compensation Committee, exercising its sound business judgment, deems it prudent to do so. In line with this authority, the Committee determined, exercising its sound business judgment, to pay an incentive for the plan participant’s achievement of 88% of the three-year growth target, set in 2007 for years 2008 through 2010, despite the fact that the 2010 year growth did not meet the threshold level of performance. The Committee felt that the three-year growth to the three-year target was positive and improved the Company’s overall standing in a State with negative growth in the same period (see page 39 for more information).

	2010 Performance Stock Plan Annual & Long-Term Awards as
	Percent of Salary Grade Midpoint
	2010 Salary Grade	PSP Award at	PSP Award at	PSP Award at
NEOs	Midpoint	Threshold	Target	Maximum

Mr. Thornburg	$374,011	20%	40%	60%
Mr. Benoit	$226,257	15%	25%	40%
Ms. Westbrook	$199,518	10%	20%	30%
Mr. O’Neill	$199,518	10%	20%	30%
Ms. Johnson	$199,518	10%	20%	30%
Mr. Marston(1)	$199,518	0%	0%	0%

(1)	Mr. Marston separated service as of September 10, 2010.

Performance Objectives

Based on the CEO’s recommendations and an analysis of the associated potential risk points, the Committee approves the financial and strategic performance objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s operating financial performance, including in 2010, target earnings per share of $1.17 at a weight of 60%, customer satisfaction, employee satisfaction and customer growth targets at a combined weight of 20% and individual NEO objectives at a weight of 20%. These individual objectives were set to reward each executive for actions successfully taken that were directly related to his or her own job responsibilities and to reinforce accountability.

Consistent with several previous performance metrics enhancements, for plan year 2011 and into the future the Committee, in consultation with the independent consultant, adjusted the metrics of the short-term incentive plan to weight financial targets at 70% of the award calculation and key company metrics at 30%. Individual objectives will no longer be included in the short-term incentive because the Committee has determined that it will be more effective to reward these achievements through the Company’s merit increase and performance management plan.

2010 Performance Process

In executive session, the Committee selected and weighted the CEO’s performance goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that earnings per share should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. For 2010, 60% of the CEO’s annual incentive award opportunity was based on the Committee’s assessment of the Company’s total financial performance. Each of these goals are further defined by identifying the Threshold level of performance (80%), Target or expected performance (100%) and Maximum level of performance (120%). Mr. Thornburg’s financial performance for 2010 was measured by the following metrics:

•	Earnings per Share — $1.17

The remaining 40% of his award opportunity was based on the Committee’s assessment of the following strategic goals:

•	customer satisfaction;

•	employee satisfaction;

•	customer growth;

•	deliver results through acquisitions and non-rate revenue growth;

•	successfully leading the Company’s 2010 regulatory filing process; and

•	achieving a top tier ranking for TSR in relation to all publicly traded water utilities.

The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and with the Board and his progress was periodically reviewed by these same entities during the year.

For 2010, annual incentives for our other NEOs were based on performance measured against a combination of financial goals and one or more strategic goals, related to the Company’s business for the year, as follows:

	Mr. Benoit	Ms. Westbrook	Mr. O’Neill	Ms. Johnson	Mr. Marston(1)

Financial Objectives
Earnings per Share — $1.17	60%	60%	60%	60%	60%
Total Financial Objectives	60%	60%	60%	60%	60%
Company Metrics (Customer Satisfaction, Employee Satisfaction, Customer Growth)	20%	20%	20%	20%	20%
Individual Strategic Objectives	20%	20%	20%	20%	20%

Total	100%	100%	100%	100%	100%

(1)	Mr. Marston separated service as of September 10, 2010.

The Committee set the target levels for the financial and strategic objectives relating to the annual incentive awards and concluded that the relationship between the payments generated at the various levels of achievement for the NEOs other than the CEO and the degree of difficulty of attainment of the performance targets was significant and reasonable.

Performance Objectives and Long-Term Incentive Awards Though the PSP

We use long-term incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee establishes the target long-term incentive award opportunity for each executive salary grade and approves the performance objectives for the upcoming performance year. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.

Consistent with several previous performance metrics enhancements, for plan year 2011 and into the future, the Committee, in consultation with the independent Consultant, changed the metrics of the long-term incentive plan to TSR achievements relative to peer company performance and/or the achievement of highly significant growth targets over a three-year period. Total Shareholder Return is a term describing the total of the Company’s stock appreciation and dividends over a specified period of time. The Committee determined to undertake this review and subsequent metric adjustments to better differentiate the short and long-term goals and to provide objectives that continue to strengthen alignment of the participants’ activities with the interests of shareholders.

Target Award Opportunities

Each NEO’s 2010 target incentive award opportunity was set as a percentage of salary grade mid-point. The Committee determined the target incentive levels based on its evaluation of competitive market data and internal equity.

For 2010, target incentive opportunities for the NEOs ranged from 20-40% of salary grade midpoints. These target levels are at market median for similar positions. Should an executive have responsibilities increased during the year and/or be promoted, the target incentive opportunity for the year may be adjusted pro rata to reflect the new salary range and target bonus opportunity.

Performance Objectives

Based on the CEO’s recommendation, the Committee approves the financial and strategic performance objectives for each executive officer, including all NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s 2010 earnings per share at a weight of 60% and customer growth for 40% of the award total.

2010 Performance Process

The Committee selected and weighted the CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that earnings per share should be emphasized. For 2010, 60% of the CEO’s long-term incentive award opportunity was based on the Committee’s assessment of the Company’s achievement of the 2010 earnings per share target projected in 2007, 2008, and 2009. The CEO’s financial performance for 2010 was measured by the following metrics:

•	Earnings Per Share — 60% over three-year period 2008-2010 at a weight of 33.3% per year

•	Customer Growth — 40% over three-year period 2008-2010 at a weight of 33.3% per year

The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to drive the Company’s business forward. The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.

Similarly, for 2010, long-term incentives for our other NEOs were based on performance measured against a combination of financial goals and one strategic goal, related to the Company’s growth in residential equivalents over a period of three years as follows:

	Mr. Benoit	Ms. Westbrook	Mr. O’Neill	Ms. Johnson	Mr. Marston(1)

Financial Objectives
Earnings per Share — $1.17	60%	60%	60%	60%	60%
Company Metrics Customer Growth	40%	40%	40%	40%	40%

Total	100%	100%	100%	100%	100%

(1)	Mr. Marston separated service as of September 10, 2010.

The Committee set the target levels for the financial and strategic objectives relating to the long-term incentive awards and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable.

PSP Achievement Process

The Company’s 2010 Strategic Plan provided the targets for awards through the 2004 PSP that were then payable in 2011.

The Committee met in late 2007 with the intent of adjusting the components of the long-term incentive to enhance the alignment of the participant’s incentives with that of the Company’s shareholders and customers. To accomplish this, the Committee approved changes to the long-term awards to differentiate the goals between the annual and long-term incentive and modify the vesting period for the long-term awards. In 2008 through 2010, the long-term awards are measured by the attainment of earnings per share and growth of residential equivalents, and vest 33.33% per year ratably over three years beginning on the first anniversary of the earning of the award as long as the participant remains employed by the Company.

As previously reported on pages 34 and 35 the Committee, in consultation with the Consultant, made adjustments to the metrics in both the short-term and long-term components of the 2004 PSP to further differentiate the objectives and to better align the actions of the participants with the interests of the shareholders.

The Compensation Committee met on March 9, 2010, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2009 plan year were reported previously in the 2010 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2009 had an impact on the NEO’s compensation in 2010.

In 2008, the Board established an earnings per share maximum level of performance for 2009 in 2008 of $1.20 per basic common share and a strategic growth target of increasing our customer base by 1,650 residential equivalents was exceeded; thus the NEOs received 75.39% of their award allocation, based on the Company’s 2009 financial and strategic results in the long-term plan. The short-term plan included the earnings per share target achieved at 100%, defined performance indicators, such as customer satisfaction and customer growth were achieved at threshold or better levels and added 14.0% to the award allocation. Individual initiatives were achieved at various levels (detail disclosed in 2010 Proxy Statement) and added an additional amount to each of the NEO’s awards.

Total awards earned through the PSP for the 2009 plan year were as follows (previously disclosed in 2010 Proxy Statement):

	2009 Annual and Long-Term PSP Awards
	Earned in 2010
	Annual PSP Award	Long-Term Award

Mr. Thornburg	$131,270	$179,272
Mr. Benoit	$54,567	$70,326
Ms. Westbrook	$37,752	$47,818
Mr. O’Neill	$38,327	$47,818
Ms. Johnson	$40,607	$47,818
Mr. Marston	$36,578	$47,818

Please see the table on page 39 for a tabular representation of the long-term plan goals and achievement levels for 2008, 2009, and 2010. The awards, when earned, vest ratably at the rate of 33.33% over each of three years. For example, in April 2010, 33.33% of the 2009 long-term award was paid to each NEO. In March of 2011 another 33.33% of the 2009 award and 33.33% of the 2010 was paid and the remaining 33.33% of the 2009 award will be paid on the anniversary date of the earning of the award in March of 2012. Also, in 2010, another 33.33% of the 2010 award will be paid and then the final 33.33% of the 2010 award will be paid in March of 2013, as long as the participant remains employed by the Company.

The Committee also met on March 8, 2011, and finalized amounts payable as annual and long-term incentive awards to the NEOs through the PSP for 2010.

The short-term plan included the previously detailed earnings per share target of $1.17 for 2010 providing an award equal to 95.7% of target for each NEO, providing 57.4% to the award allocation. The defined performance for customer satisfaction was achieved at 104.8% of target and employee satisfaction was achieved at 84.4% of target. The growth of residential equivalents goal was not achieved and thus did not provide an award increment to the calculation. Customer service and employee satisfaction targets added 11.4% to the award allocation. Individual initiatives were achieved at levels disclosed in the following exhibits and added between 8% and 24% to the incentive award allocation. Thus, each of the NEOs received between 76.8% and 92.8% of their target award allocations for 2010 as follows:

	David C. Benoit, Vice President & CFO
	2010 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Successfully Lead CWC 2010 Regulatory Filing Process	7%	0.00%	$0
Complete Phase I of ERP Project	7%	8.40%	$6,335
Restructure Debt to Reduce Risk	6%	7.20%	$5,430

Total			$11,765

	Maureen P. Westbrook, Vice President,
	Customer & Regulatory Affairs
	2010 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Develop Communication Plan for Regulatory Filing Process	5%	5.00%	$1,995
Achieve Non-Rate Revenue Financial Results for 2010	5%	0.00%	$0
Lead Stewardship and Corporate Responsibility	5%	4.00%	$998
Complete One or More Land Sale Transactions	5%	4.00%	$998

Total			$3,991

	Terrance P. O’Neill, Vice President,
		Service Delivery
	2010 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Implement Strategy for 2010 Regulatory Filing	7%	5.60%	$1,397
Establish Foundation for 2011 Mobile Capabilities within ERP	6%	6.00%	$2,394
Execute Continuing Operating Agreements with Key Clients in 2010	7%	5.60%	$1,397

Total			$5,188

	Kristen A. Johnson, Vice President
	Human Resources and Corporate Secretary
	2010 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Drive Efficiencies Through HR ERP Module	7%	8.40%	$4,190
Change Management & Implement Training for ERP Project	7%	8.40%	$4,190
Interpret PPACA and Impacts to Company	6%	7.20%	$3,591

Total			$11,971

	Thomas R. Marston, Vice President
	Business Development(1)
	2010 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Increase CWC Customers by 1,750 Residential Equivalents	7%	0.00%	$0
Execute Continuing Operating Agreements with Key Clients in 2010	6%	0.00%	$0
Achieve Non-Rate Revenue Financial and Growth Results for 2010	7%	0.00%	$0

Total			$0

(1)	Mr. Marston separated service on September 10, 2010.

Total awards earned through the PSP for the 2010 plan year were as follows:

	2010 Annual and Long-Term
	Annual PSP Award	Long-Term Award

Mr. Thornburg	$107,718	$105,572
Mr. Benoit	$50,512	$40,980
Mrs. Westbrook	$29,529	$28,159
Mr. O’Neill	$30,726	$28,159
Ms. Johnson	$37,509	$28,159
Mr. Marston(1)	0	0

(1)	Mr. Marston separated from service on September 10, 2010.

As previously reported, the long-term component of the PSP now bases NEO awards on the achievement of financial performance and strategic growth results over three years. In 2008 and 2009, the Company worked to transition to this structure such that the Board defined earnings per share and strategic growth goals for 2008 and 2009, established in 2007 accounting for 66.66% of the 2009 long-term award payout and goals in the same categories for 2009, established in 2008, accounted for 33.33% of the long-term award payout. Our transition to long-term award based on three years of performance against strategic goals was completed at the close of the 2010 PSP year when 33.33% of the Award was based on earnings per share and strategic growth targets for 2010 set in 2007, 2008, and 2009 as illustrated in the chart below.

Following is an illustration of the business cycles, goals and achievement levels for the 2010 awards approved for payment beginning in 2011 and vesting ratably over a three-year period, 2011 through 2013, as long as the participant remains employed by the Company.

		2008 LT PSP		2009 LT PSP		2010 LT PSP
		Award (3)(6)		Award (4)(6)		Award (5)(6)
			Achievement		Achievement		Achievement
		Goal	Level (2)	Goal	Level (2)	Goal	Level (2)

2008 Plan for ’08-’10	EPS Target	$1.12	100.00%	$1.15	120.00%	$1.20	95.00%
	Growth Target(1)	1,600	105.00%	1,650	102.70%	1,700	0	%(1)
2009 Plan for ’09-’11	EPS Target	—	—	$1.20	100.00%	$1.26	90.50%
	Growth Target(1)	—	—	1,750	102.70%	1,800	0	%(1)
2010 Plan for ’10-’12	EPS Target	—	—	—	—	$1.17	95.70%
	Growth Target(1)	—	—	—	—	1,750	0	%(1)

Total Payout Achieved			102.10%		101.40%		77.80%

(1)	The Committee used its sound business judgment to grant an award for the achievement of 88% of the three year growth target in 2010. The calculation of the target is expressed in the following table:

	Target	Actual

2008	1,600	1,680
2009	1,650	1,810
2010	1,700	868

Total	4,950	4,358

Percentage of Three-Year Target Achieved	88%

(2)	Achievement levels greater than 80% but less than 100% denote threshold to target performance; results equaling 100% but less than 120% denote target to maximum performance; and results of 120% or greater mean that the performance exceeded the maximum expected level of achievement.

(3)	100% of the long-term award for 2008 was based on the results of 2008. This was the first step in the Company’s transition plan to move to a strategic three-year plan as determined by the Committee in consultation with the Consultant in 2007.

(4)	Step two of the transition plan took place in 2009. 66.66% of that year’s award was based on targets in the 2008 strategic plan for achievement in 2009 and 33.33% on targets for 2009 set in the 2009 strategic plan.

(5)	The final step in the transition plan occurred in the 2010 plan year. At this point the rolling three-year plan was measured based 33.33% on achievement of 2008 targets for 2010, 33.33% on 2009 targets for 2010 and finally, 33.33% on 2010 targets set for 2010.

(6)	Each long-term award, when earned, vests ratably over three years at 33.33% per year.

The Impact of Tax Considerations on Executive Compensation Decisions

While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis. Section 162(m) of the Internal Revenue (IRC) Code of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As noted above, under the amended and restated employment agreement and change-in-control plan descriptions for Messrs. Thornburg, Benoit, O’Neill and Ms. Westbrook on page 46 in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in (IRC) Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Ms. Johnson’s amended and restated employment agreement and change-in-control plan does not provide for a tax gross up in the event that her payment was to incur federal excise tax as explained above.

Anti-Hedging

The Company does not allow directors, officers, and specified employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as hedging or monetization transactions and purchases of Company equity securities on margin.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Donald B. Wilbur (Chairman)
Heather Hunt
Mark G. Kachur
David A. Lentini
Carol P. Wallace

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

Risk Assessment

The Compensation Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive officers and has determined that our compensation policies do not and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee following its review and approval of executive compensation matters reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Compensation Committee are aligned with the strategy of the entity and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Compensation Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.

The Compensation Committee highlights the following design features of our PSP that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an independent compensation consultant engaged by the Compensation Committee;

•	the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including earnings per share, growth in customers, customer and employee satisfaction;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three year, long-term performance targets discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the Performance Share Plan;

•	the Company does not currently grant stock options;

•	the Compensation Committee has the power to reduce payouts at their discretion; and

•	as a public water utility, the Company’s primary subsidiary does not face the same level of risks associated with compensation for employees and executives at financial services or technology companies.

The Compensation Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. The Company maintains a single discretionary annual bonus program for non-executive employees rewarding world class customer service satisfaction scores. This bonus is determined by management and, when paid, is less than a week of wages for participants. In 2011, the Compensation Committee approved a new short-term cash incentive program for non-officers called the Non-Officer Incentive Compensation Plan (“NOICP”). The Compensation Committee designed this plan to encourage a team of senior managers to review the Company’s operations for sustainable, cost-effective efficiencies and to responsibly reduce operations and maintenance expense without negatively impacting safety, water quality, infrastructure improvements, and customer service. Ultimately, the NOICP will benefit shareholders and customers by appropriately reducing expenses while maintaining exceptional customer service and water quality. The Compensation Committee has determined that this program will not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped; and

•	the Compensation Committee has the power to reduce payouts at their discretion.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2010 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)(2)(3)	($)	($)(4)	($)(5)	($)(6)	($)

Eric W. Thornburg	2010	$356,644	$0	$269,288	$0	$0	$114,237	$12,002	$752,171
Chairman/President/CEO	2009	$345,000	$0	$237,607	$0	$0	$77,922	$13,344	$673,873
	2008	$344,992	$0	$114,234	$0	$74,833	$57,562	$5,803	$597,424
David C. Benoit	2010	$228,702	$0	$44,383	$0	$53,905	$169,220	$6,861	$503,071
VP, Finance/CFO	2009	$222,041	$0	$19,964	$0	$89,402	$125,839	$7,710	$464,956
	2008	$222,041	$0	$15,357	$0	$59,402	$80,322	$4,384	$381,506
Maureen P. Westbrook	2010	$202,736	$0	$21,548	$0	$20,432	$126,557	$6,082	$377,355
VP, Regulatory & Customer	2009	$198,275	$0	$24,646	$0	$44,492	$93,805	$6,704	$367,921
Affairs	2008	$198,177	$5,000	$30,469	$0	$26,049	$59,709	$4,023	$323,427
Terrance P. O’Neill	2010	$194,868	$0	$17,957	$0	$15,191	$157,250	$5,626	$390,892
VP, Service Delivery	2009	$190,580	$0	$26,407	$0	$42,133	$114,921	$6,530	$380,571
	2008	$190,460	$0	$25,391	$0	$34,984	$70,632	$3,765	$325,232
Kristen A. Johnson	2010	$189,263	$0	$14,365	$0	$40,830	$33,558	$5,678	$283,694
VP, Human Resources and
Corporate Secretary
Thomas R. Marston	2010	$142,897	$0	$28,731	$0	$0	$223,001	$78,909	$473,538
VP, Business Development	2009	$181,458	$0	$42,251	$0	$24,842	$172,397	$5,978	$426,925
	2008	$185,016	$0	$40,626	$0	$27,554	$121,805	$3,671	$378,672

(1)	The 2010 Stock Awards reported for Mr. Benoit includes the value of 1,000 restricted shares granted in March, 2010 that will vest ratably at 33.33% per year beginning on the first anniversary of the grant in 2011 and Mr. Benoit’s PSP awards as noted in footnote 3.

(2)	Mr. Marston will receive his stock award following the IRC 409A restrictions.

(3)	In January 2010, NEOs received either restricted stock or performance shares which is performance- based and determined in accordance with the Company’s actual performance in comparison to strategic goals approved by the Compensation Committee, before the year begins. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at 90% of target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs. Thornburg, Benoit, Marston, O’Neill and Mesdames Johnson and Westbrook in performance shares or restricted stock would be as disclosed in the following table:

		Maximum	Maximum
Name	Year(A)	Annual Award	Long-Term Award

Mr. Thornburg	2010	$232,936	$232,936
	2009	$176,005	$220,006
	2008	$31,732	$158,659
Mr. Benoit	2010	$18,794	$18,794
	2009	$17,746	$17,746
	2008	$12,797	$12,797
Ms. Westbrook	2010	$18,628	$18,628
	2009	$17,605	$23,473
	2008	$16,927	$33,855
Mr. O’Neill	2010	$15,535	$31,071
	2009	$14,670	$29,341
	2008	$14,106	$28,212
Ms. Johnson	2010	$12,419	$12,419
	2009	$17,605	$23,473
	2008	$16,927	$33,855
Mr. Marston(B)	2010	$0	$0
	2009	$11,736	$58,682
	2008	$11,285	$56,425

(A)	The amounts reported in this table represent the equity portions of the Annual and Long-Term PSP Awards as elected by the NEOs before the start of each year for 2008, 2009 and 2010. The Long-Term Incentive Awards for 2008, 2009, and 2010 vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award.

(B)	Mr. Marston separated from service in September of 2010 and was, therefore, not eligible for a 2010 award.

(4)	The compensation reported in this column is in the form of cash units issued under the PSP. Both the annual award and vested and unvested portion of each year’s long-term award are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance measures described in the Compensation Committee Discussion and Analysis on page 37.

(5)	Reflects the increases from 2008 through 2010 in the actuarial present values of each NEO’s accumulated benefits under the Company’s pension plan and Supplemental Executive Retirement Program (SERP). In addition, this column reflects Non-Qualified Deferred Compensation Plan and earned-above market interest for Messrs. Benoit and Marston, and Mesdames Johnson and Westbrook of $13,115, $1,873, $985 and $3,493 respectively. Messrs. Thornburg and O’Neill did not participate.

(6)	Amounts reflected in this column include 401(k) safe harbor, non-elective contributions for each NEO in 2010, and $1,303 for the cost of a supplemental long-term disability policy for Mr. Thornburg, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide Mr. Thornburg a benefit equal to 60% of his compensation in the event that he is disabled. In 2008, the Company changed the merit increase date from January to April. To compensate individuals for the dollar value of that time lapse, all employees were provided with an amount equal to one quarter of their 2008 merit increase in the first quarter of 2009. The value of this benefit reported in this column for Messrs. Thornburg, Benoit, Marston, and O’Neill and Ms. Westbrook were $1,691.41, $1,048.81, $534.52, $812.35, and $755.23 respectively. Upon separation of service in September of 2010, Mr. Marston received a cash severance payment of $75,000.

Grants of Plan-Based Awards for 2010

								All Other
								Stock	All Other
								Awards:	Option
								Number	Awards:
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	Exercise or	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Base Price	Fair Value
		Plan Awards			Plan Awards			of Stock	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)(1)	(#)(1)	(#)(1)	(#)	(#)	($/Sh)	Awards(2)

E. W. Thornburg	1/27/2010	$0	$0	$0	6,576	13,152	19,728	0	0	—	$448,714
D. C. Benoit	1/27/2010	$54,302	$90,503	$144,805	597	995	1,591		0	—	$36,195
D. C. Benoit	3/9/2010							1,000			$24,020
M. P. Westbrook	1/27/2010	$27,933	$55,865	$83,798	526	1,052	1,579	0	0	—	$35,922
T. P. O’Neill	1/27/2010	$24,940	$49,880	$74,819	658	1,316	1,973	0	0	—	$44,886
K. A. Johnson	1/27/2010	$31,923	$63,846	$95,769	351	702	1,052	0	0	—	$23,933
T. R. Marston	1/27/2010	$23,942	$47,884	$71,827	702	1,403	2,105	0	0	—	$47,889

(1)	The weighted average of the share price of Company stock was $22.75 on January 26, 2010, the day prior to the grant date.

(2)	Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 26, 2010 for incentive awards, if awards were earned for maximum levels of performance, and March 8, 2010 for Mr. Benoit’s grant of 1,000 shares of restricted stock. Reported amounts are determined according to Generally Accepted Accounting Principles.

As described previously in the Compensation Discussion and Analysis on page 34 the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the measurement period. Specific targets disclosed on page 35 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Compensation Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the allocation choices made by the participant between restricted stock, performance shares, and cash units, made prior to the fiscal year being measured.

Outstanding Equity Awards at Fiscal Year-End 2010

						Stock Awards
									Equity
	Option Awards							Equity	Incentive Plan
			Equity					Incentive Plan	Awards:
			Incentive Plan				Market	Awards:	Market or
			Awards:			Number of	Value of	Number of	Payout Value
	Number of	Number of	Number of			Shares or	Shares or	Unearned	of Unearned
	Securities	Securities	Securities			Units of	Units of	Shares Units	Shares, Units
	Underlying	Underlying	Underlying			Stock	Stock	or Other	or Other
	Unexercised	Unexercised	Unexercised	Options		That Have	That Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date(1)	(#)	($)	(#)(2)	($)

E. W. Thornburg	0	0	0	—	—	1,803	$50,268	12,058	$336,177
D. C. Benoit	5,054	0	0	$27.95	Dec. 2011	1,343	$37,434	1,622	$45,221
	5,671			$25.78	Dec. 2012
	5,209			$29.05	Dec. 2013
M. P. Westbrook	4,456	0	0	$27.95	Dec. 2011	596	$16,616	2,116	$58,994
	5,001			$25.78	Dec. 2012
	4,593			$29.05	Dec. 2013
T. P. O’Neill	4,456	0	0	$27.95	Dec. 2011	596	$16,616	2,727	$76,029
	5,001			$25.78	Dec. 2012
	4,593			$29.05	Dec. 2013
K. A. Johnson	0	0	0	—	—	0	$0	1,176	$32,787
T. R. Marston	0	0	0	—	—	0	$0	0	$0

The December 31, 2010, closing price of Connecticut Water Service, Inc. common stock was $27.88.

(1)	Mr. Marston’s option awards expired on December 10, 2010 — 90 days from the date of his separation of service with the Company. Mr. Marston’s termination arrangement with the Company provided accelerated vesting of his performance and restricted stock for 2010, 2011, and 2012 in September, 2010.

(2)	Reporting 100% of long-term incentive award shares including all unvested portions of 2007, 2008, 2009, and 2010 awards. In 2008 through 2010, the long-term awards vest ratably over a three-year period. In 2007, the long-term awards vest ratably over a four-year period.

Material Features of Equity-Based Awards

The Company’s 2004 PSP provides for an aggregate of up to 700,000 shares of common stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share or performance cash units (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s common stock on the date of the grant. Under the 2004 PSP, 25% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the PSP since December 2003.

Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.

The Committee may also grant awards of performance share or performance cash units pursuant to the PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of common stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan became 100% vested after results were evaluated at the conclusion of the measurement period. For 2007, the long-term awards vested 25% per year ratably over four years beginning on the first anniversary of the earning of the award as long as the participant is employed by the Company. For the 2008-2010 awards the awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the company.

2010 Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of	Value Realized
	Acquired on	Exercise	Shares Acquired	on Vesting
Name	Exercise (#)(1)	($)	on Vesting (#)(2)(3)	($)(4)

E. W. Thornburg	0	$0	6,157	$111,534
D. C. Benoit	5,012	$116,254	1,366	$24,745
M. P. Westbrook	5,895	$144,304	1,852	$33,549
T. P. O’Neill	3,167	$78,165	1,980	$35,868
K. A. Johnson	0	$0	483	$8,750
T. R. Marston	0	$0	2,572	$57,471

(1)	Mr. Marston’s option awards expired on December 10, 2010 — 90 days from date of separation of service with the Company. Mr. Marston’s termination arrangement with the Company provided accelerated vesting of his restricted stock for 2010 and 2011 in September 2010.

(2)	Includes 25% of the 2006 and 2007 long-term PSP awards, 33.33% of the 2008 and 2009 long-term PSP awards and 20% of the Performance Accelerated Restricted Stock Awards (PARSA) that vested in 2010. PARSA agreements were entered into with Messrs. Benoit, O’Neill and Marston and Ms. Westbrook in December 2005. Mr. Thornburg entered into a PARSA agreement in January 2006. Ms. Johnson does not have a PARSA agreement. Under the PARSA agreements, 20% of the award vests on the 2nd, 3rd, 4th, 5th, and 6th anniversaries of the grant date.

(3)	Mr. Benoit received 1,000 restricted stock shares granted in March, 2010 and vest ratably over three years beginning in March, 2011.

(4)	The value is calculated by multiplying the number of shares vested by the market value of Connecticut Water shares on the vesting date. These shares vested at an average price of $18.12. Mr. Marston’s termination agreement with the Company provided accelerated vesting of his performance shares and restricted stock at an average price of $22.35.

CHANGE-IN-CONTROL AGREEMENTS

On November 21, 2008, the Company and The Connecticut Water Company (CWC) entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg, Benoit, O’Neill, and Mesdames Johnson and Westbrook. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the common stock of the Company or CWC have the same proportionate ownership of common stock of the surviving corporation) or pursuant to which the common stock of the Company or CWC would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.

As of the Effective Date, CWC agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs. Thornburg, Benoit, O’Neill and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, (v) an office and support staff, and (vi) if the executive, other than Ms. Johnson, is employed on the date the Board approves a consolidation, merger, transfer of assets or other transaction described in clause, (ii) of the definition of change-in-control above, and the shareholders approve such transaction, a stay-on bonus equal to the executive’s then-current base salary, plus an amount equal to the target bonus under the “Officers Incentive Program” for the year in which such date occurs, payable in a lump sum, provided the executive is employed on the fifth day following the closing of such transaction. The stay-on bonus is also payable if the executive’s employment is terminated following such approval but prior to the fifth day following the closing of such transaction by the Company for any reason other than for cause, death, or attainment of age 65, or if employment is terminated because of the executive’s disability, as defined in the agreement, or if the executive voluntarily terminates employment prior to such date for “good reason” as defined in the agreement. In the event that any payment or benefit received or to be received by Messrs. Thornburg, Benoit, O’Neill and Ms. Westbrook under the agreement would be an “excess parachute payment”, as defined in Internal Revenue Code (IRC) Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.

Compensation under Ms. Johnson’s agreement conforms to that of the other named executives except that it does not provide for the “stay-on bonus” nor the “excess parachute payment” described in detail above.

If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by CWC; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.

If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC are, in addition to the stay-on bonus described above, payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.

Post-Termination Payments and Benefits

The Company estimates of the payments to each of the NEOs that would be made under various triggering events described in the tables below, which were prepared as though each of our NEO’s employment was terminated on December 31, 2010, using a share price of $27.88 for our common stock.

2010 Change in Control Summary

Eric W. Thornburg

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$506,248
Cash Severance(2)					$1,518,744
Retirement Benefits
Pension Plan(3)					$0
SERP(4)					$604,270
Deferred Compensation(5)					$0
Defined Contribution Plan(6)					$35,074
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$386,445	$386,445	$386,445		$386,445
Other Benefits
Health & Welfare(8)					$47,803
Outplacement(9)					$20,000
280G Tax Gross Up(10)					$0

Total	$386,445	$386,445	$386,445	$0	$3,118,584

David C. Benoit

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$285,266
Cash Severance(2)					$855,798
Retirement Benefits
Pension Plan(3)		$232,253	$362,487	$319,922	$319,922
SERP(4)			$486,132		$679,928
Deferred Compensation(5)					$112,554
Defined Contribution Plan(6)					$22,492
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$82,655	$82,655	$82,655		$82,655
Other Benefits
Health & Welfare(8)					$47,803
Outplacement(9)					$20,000
280G Tax Gross Up(10)					$0

Total	$82,655	$314,908	$931,274	$319,922	$2,426,418

Maureen P. Westbrook

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$242,640
Cash Severance(2)					$727,920
Retirement Benefits
Pension Plan(3)		$257,653	$621,256	$381,745	$381,745
SERP(4)			$420,198		$410,162
Deferred Compensation(5)					$30,168
Defined Contribution Plan(6)					$19,938
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$75,610	$75,610	$75,610		$75,610
Other Benefits
Health & Welfare(8)					$47,803
Outplacement(9)					$20,000
280G Tax Gross Up(10)					$0

Total	$75,610	$333,263	$1,117,064	$381,745	$1,955,986

Terrance P. O’Neill

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$234,772
Cash Severance(2)					$704,316
Retirement Benefits
Pension Plan(3)	$649,120	$457,495	$662,694	$649,120	$649,120
SERP(4)	$200,595	$98,863	$140,530	$200,595	$290,413
Deferred Compensation(5)					$0
Defined Contribution Plan(6)					$19,164
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$92,648	$92,648	$92,648		$92,648
Other Benefits
Health & Welfare(8)					$47,803
Outplacement(9)					$20,000
280G Tax Gross Up(10)					$0

Total	$942,363	$649,006	$895,872	$849,715	$2,058,236

Kristen A. Johnson

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$0
Cash Severance(2)					$0
Retirement Benefits
Pension Plan(3)					$0
SERP(4)					$265,006
Deferred Compensation(5)					$7,287
Defined Contribution Plan(6)					$18,613
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$32,787	$32,787	$32,787		$32,787
Other Benefits
Health & Welfare(8)					$17,341
Outplacement(9)					$20,000
280G Tax Gross Up(10)					$0

Total	$32,787	$32,787	$32,787	$0	$361,034

On September 10, 2010, the Company ended the employment of Mr. Thomas R. Marston as its Vice President of Business Development, pursuant to mutually acceptable terms. Under SEC reporting rules, the table below sets forth only the termination benefits that were actually provided to Mr. Marston by the Company.

Thomas R. Marston

Termination
Benefit	without Cause

Stay-On Bonus(1)
Cash Severance(2)	$75,000
Retirement Benefits
Pension Plan(3)
SERP(4)
Deferred Compensation(5)
Defined Contribution Plan(6)
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$78,431
Other Benefits
Health & Welfare(8)
Outplacement(9)
280G Tax Gross Up(10)

Total	$153,431

(1)	If the named executive is terminated after the Board approves a consolidation, merger, or transfer of assets, or if the named executive is employed on the fifth day following the closing of such transaction, the named executive will receive a stay-on bonus. This stay-on bonus is equal to the named executive’s then-current base salary, plus an amount equal to the target bonus under the short-term incentive award program. Ms. Johnson’s agreement does not provide for a stay-on bonus.

(2)	If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the Covenants), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(3)	The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 5.5%) of the accumulated benefit at December 31, 2010 for each of the named executives.

(4)	Under a change-in-control, the NEO would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 5.5%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(5)	The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(6)	The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(7)	Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares.

(8)	Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(9)	Represents estimate of value of outplacement services for one year.

(10)	In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in Internal Revenue Code (IRC) Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. As reported previously, Ms. Johnson’s agreement does not provide for a gross up as described here.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.

Pension Benefits Table for 2010

		Number of	Present Value of	Payments
		Years Credited	Accumulated Benefit	During Last
Name	Plan Name	Service (#)	($)(1)	Fiscal Year ($)

E. W. Thornburg	Connecticut Water Company Employees Retirement Plan	5.00	$104,168	$0
	Supplemental Executive Retirement Program	4.83	$234,082	$0
D. C. Benoit	Connecticut Water Company Employees Retirement Plan	15.00	$344,326	$0
	Supplemental Executive Retirement Program	14.67	$331,776	$0
M. P. Westbrook	Connecticut Water Company Employees Retirement Plan	22.50	$427,050	$0
	Supplemental Executive Retirement Program	22.25	$190,760	$0
T. P. O’Neill	Connecticut Water Company Employees Retirement Plan	31.00	$682,696	$0
	Supplemental Executive Retirement Program	30.83	$182,800	$0
K. A. Johnson	Connecticut Water Company Employees Retirement Plan	4.00	$47,136	$0
	Supplemental Executive Retirement Program	3.58	$32,647	$0
T. R. Marston(2)	Connecticut Water Company Employees Retirement Plan	37.00	$956,812	$0
	Supplemental Executive Retirement Program	36.50	$107,781	$0

(1)	In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 5.50% for December 31, 2010. For the Supplemental Executive Retirement Program, we used a discount rate of 5.35% for December 31, 2010. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 5.50% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2010 Form 10-K.

(2)	Mr. Marston is eligible to commence his SERP benefit following the end of the IRC Section 409A restriction period.

Retirement Plans

All employees and officers of CWC, hired before January 1, 2009 are entitled to participate in the August 2010 amended and restated Retirement Plan, a noncontributory, qualified defined benefit plan. Retirement benefits are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basic compensation received by an individual from the Company and CWC during any 60 consecutive months. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC for the benefit of all employees covered by the Retirement Plan.

The Internal Revenue Code of 1986, as amended (the “IRC”), imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (SERP), for certain executives, including all of the executive officers listed in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of CWC Employees Retirement Plan (the Plan), a defined benefit plan covering all Connecticut Water employees hired before January 1, 2009. If the executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s Performance Stock Program.

In the case of each of Messrs. Thornburg, Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retire from service to the Company at any age between 55 and 65.

Mr. Marston has earned a benefit through the SERP at his termination in 2010 that will commence payments in May 2011 after the required IRC Section 409A restriction period lapses.

The material assumptions used in valuing the pension liability and expense for the Retirement Plan and the SERP benefits can be found in footnote Note 12 “Long-Term Compensation Arrangements” in the Company’s 2010 Form 10-K.

Executive officers also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2010, and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan, described below:

Non-qualified Deferred Compensation Table for 2010

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year ($)	Year ($)	Year ($)(1)	Distributions ($)(2)	Year End ($)

E. W. Thornburg	$0	$0	$0	$0	$0
D. C. Benoit	$20,800	$0	$37,518	$0	$504,042
M. P. Westbrook	$3,900	$0	$10,056	$0	$134,687
T. P. O’Neill	$0	$0	$0	$0	$0
K. A. Johnson	$11,700	$0	$2,429	$0	$35,267
T. R. Marston	$8,550	$0	$4,910	$0	$65,951

(1)	Above market interest credited for Messrs. Benoit, Marston, and Mesdames Westbrook and Johnson of $13,115, $1,873, $3,493 and $985 are reported in the 2010 Summary Compensation Table in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

(2)	Mr. Marston commenced receipt of his benefit through the Non-Qualified Deferred Compensation Plan as of March, 2011.

NEOs may elect to defer compensation under individual non-qualified deferred compensation agreements. Each Deferred Compensation Agreement permits the executive officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the executive officer. Amounts deferred to the account are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 3 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each executive officer (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the executive officer is terminated for “cause” as defined in the Deferred Compensation Agreement, the executive officer shall be entitled only to a return of amount deferred without payment of accrued interest.

PROPOSAL (3) — THE NON-BINDING ADVISORY RESOLUTION REGARDING
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive achievement of other company objectives.

We encourage long-term stock ownership by our executive officers with award features such as graduated vesting on performance share and restricted stock awards through our 2004 Performance Stock Plan at 33.33% per year beginning on the first anniversary of the grant date.

Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.

We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator group.

We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.

Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation, and; (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.

We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and “Additional Information Regarding Executive Compensation” sections of this proxy statement on pages 20 to 53.

The Compensation Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.

Following are highlights of the Company’s financial performance in 2010:

•	Net Income and Earnings per Share exceeded the Company’s expected performance and were $9.8 million, and $1.14, due to careful planning and execution of specific actions following the Company’s rate order in July 2010;

•	The Company’s stock performance, inclusive of dividends for the year represented a 17.2% TSR, ranking the Company at the 50th percentile of our peers;

•	The Company’s long-term performance has been exceptional, with three-year average annual TSR at 9.9%, which ranks first among peers; and

•	TSR for the cumulative five-year period 2006-2010 is also exceptional at 37.5%, exceeding both the S&P 500 Utilities Index and the S&P 500 Index, as reported in our 2010 Form 10-K. Connecticut Water Service’s performance against this metric was surpassed by only one peer that experienced extraordinary circumstances as a result of a long-term lawsuit settled in 2010 and will not be considered part of this peer group in 2011.

We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

This “Say-on-Pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEO, AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC — PROPOSAL 3

PROPOSAL (4) — THE ADVISORY VOTE REGARDING THE FREQUENCY FOR THE
NON-BINDING SHAREHOLDER VOTE REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd Frank Act also requires that we provide shareholders with the opportunity to vote, on a non-binding, advisory basis, to express their preference as to how frequently we should conduct future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s executive compensation disclosure rules. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore shareholders will not be voting to approve or disapprove the recommendation of the Board.

After careful consideration, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company because it will permit our shareholders to provide regular and direct input to our Board on the Company’s executive compensation program and philosophy, as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. This does not mean that any shareholder views or requested changes would be considered or implemented immediately as this vote is non-binding and the Board would need time to thoughtfully consider whether any changes to the Company’s program are necessary or appropriate.

Under Connecticut law, the approval of the non-binding advisory vote on the frequency of the executive compensation vote requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. If none of the frequency choices receives sufficient votes for approval under the state law voting requirement, the frequency choice that receives the most votes will be considered by the Board to be the expression of the Company’s shareholders as to their preference.

This vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of future advisory votes on executive compensation. The Board and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONCE EVERY YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE PERIODIC ADVISORY VOTES ON EXECUTIVE COMPENSATION — PROPOSAL 4

Other Matters

The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our NOIA, Proxy Statement and/or our 2010 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-425-3985, ext. 3056. If you want to receive separate copies of the NOIA, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2012 Annual Meeting of Shareholders is January 14, 2012. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2012 must be received by the Company no later than December 3, 2011 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders.

Kristen A. Johnson
Vice President, Human Resources
and Corporate Secretary
April 1, 2011

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2010 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 3056, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

CONNECTICUT WATER SERVICE, INC. 93 WEST MAIN STREET CLINTON, CT 06413-1600 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card i n hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any AllAll Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following, terms expiring in 2014:0 0 0 1.Election of Directors Nominees 01Mary Ann Hanley02 Mark G. Kachur03 David A. Lentini The Board of Directors recommends you voteFOR proposals 2 and 3.For Against Abstain The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP 2 0 0 0 The non-binding advisory resolution regarding approval of the compensation of our named executive officers 30 0 0 The Board of Directors recommends you vote1 YEAR on the following proposal:1 year 2 years 3 years Abstain The advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation 40 0 0 0 of our named executive officers NOTE: If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR Proposals 2 and 3 and to vote FOR 1 year for Proposal 4. Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here.0 R1.0.0.11699 (see reverse for instructions) _1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000099256 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com . CONNECTICUT WATER SERVICE, INC. Annual Meeting of Shareholders May 12, 2011 2:00 PM EST The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, and Kristen A. Johnson, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge Resort and Spa, 1525 Boston Post Road, Westbrook, Connecticut, May 12, 2011, 2:00 PM, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699Address change/comments: _2 0000099256 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side